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                                                                       EXHIBIT 5





                                November 1, 1996


Rainforest Cafe, Inc.
720 South Fifth Street
Hopkins, Minnesota   55343

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted on behalf of Rainforest Cafe, Inc. (the "Company") in connection with a Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), relating to 137,500 shares of Common Stock, no par value (the "Shares") to be issued by the Company pursuant to certain Director Stock Option Agreements (the "Agreements"). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

     1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

     2. The Shares, when issued and paid for as contemplated by the Agreements, and when delivered against payment therefor in the manner contemplated by the Agreements, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Maslon Edelman Borman & Brand


                                            Maslon Edelman Borman & Brand,
                                            a Professional Limited Liability
                                            Partnership







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